UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2013

PLUM CREEK TIMBER COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-10239	91-1912863
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Union St., Suite 3100 Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

(206) 467-3600

Registrant’s Telephone Number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2013, Plum Creek Timber Company, Inc. (“Plum Creek”), Plum Creek Timberlands, L.P. (the “Plum Creek Partnership”), Plum Creek Marketing, Inc., Plum Creek Land Company and Highland Mineral Resources, LLC (collectively, with the Plum Creek Partnership, the “Plum Creek Purchasers”) entered into a Master Purchase and Sale Agreement (the “Purchase Agreement”) with MeadWestvaco Corporation (“MeadWestvaco”), MWV Community Development and Land Management, LLC and MWV Community Development, Inc. (collectively with MeadWestvaco, the “Sellers”). Pursuant to the Purchase Agreement and other related agreements, Plum Creek has agreed to purchase approximately 501,000 acres of industrial timberlands in Alabama, Georgia, South Carolina, Virginia, and West Virginia for approximately $869 million and subsurface and mineral rights and wind power assets associated with the timberlands for $65 million, and to invest $152 million in joint ventures with interests in a total of 109,000 acres of high-value rural lands and development-quality lands near Charleston, S. C., for aggregate consideration of $1.086 billion, which amount is subject to adjustment in accordance with the terms of the Purchase Agreement. Plum Creek has guaranteed certain payment and asset contribution obligations of its subsidiaries in the acquisition.

The closing of the acquisition, which is expected to occur in the fourth quarter 2013, is subject to the satisfaction or waiver of customary closing conditions. The Purchase Agreement contains certain termination rights for the parties, including, among others, the right to terminate the acquisition if not completed by March 31, 2014.

The Purchase Agreement also contains customary representations, warranties and covenants, and the parties have agreed to indemnify each other for breaches thereof. Plum Creek’s aggregate liability and the Sellers’ aggregate liability under the Purchase Agreement with respect to such indemnification obligations are each capped at $93 million. Among the covenants in the Purchase Agreement is an obligation of the Plum Creek Partnership and its affiliates to use their reasonable best efforts to cooperate as reasonably requested by MeadWestvaco to assist MeadWestvaco or any of its affiliates in connection with any securitization or other financing of the installment note described below, subject to certain limitations.

Plum Creek expects to finance the acquisition through the issuance of common equity and debt represented by an $860 million ten-year installment note to be made by the Plum Creek Partnership to MeadWestvaco or one of its wholly-owned subsidiaries. The closing of the acquisition is not subject to any financing condition. The $860 million principal amount of the installment note will be due on the tenth anniversary of the closing date of the acquisition (subject to extension under certain circumstances as described below). The installment note will initially bear interest at a fixed rate per annum to be agreed by MeadWestvaco and the Plum Creek Partnership on or before the closing of the acquisition (the “Parties Agreed Rate”). If for any reason the parties are unable to agree on a rate, the interest rate will be determined on or before closing by two investment banks based on the all-in yield (consisting of the 10 year United States Treasury rate plus a new issue credit spread) that the Plum Creek Partnership would be required to pay in a hypothetical $860 million new issue debt offering of ten-year public unsecured bonds issued at par to large U.S. institutional investors (after giving effect on a pro forma basis to the acquisition transaction and capital structure of the Plum Creek Partnership on the closing date of the acquisition) (the “Banker Agreed Rate”).

Subject to the consent of the Plum Creek Partnership, the original maturity date of the installment note may be extended to a date requested by the holder of the installment note or shorter term at Plum Creek’s option with respect to the entire principal amount of the installment note, or a portion thereof not less than $200 million. The Plum Creek Partnership will be required to consent to any such extension request if at the time of request it intends to refinance all, or a portion not less than $200 million, of the installment note for a term of five years or more. In that case, the interest rate on the installment note will be reset to a rate equal to the all-in yield the Plum Creek Partnership would expect to incur in connection with a refinancing of all or a portion of the installment note with indebtedness with a maturity date equal to the extended maturity date, and the other terms of the installment note would be amended to be substantially consistent with the terms that would reasonably be expected to have applied in a refinancing.

The installment note will generally not be pre-payable except in certain limited circumstances. If there were a prepayment, the Plum Creek Partnership would be required to pay the holder of the installment note the principal amount, plus accrued interest, plus a breakage amount equal to the amount of breakage costs or premium the holder of the installment note is required to pay in connection with a concurrent prepayment of any indebtedness of the holder that is secured by a pledge of the installment note.

The installment note will contain representations, covenants and events of defaults substantially similar to the representations, covenants and events of default in our revolving line of credit and term credit agreement. In the event that the installment note is not securitized or financed within 135 days following its issuance or is securitized in the bond markets prior to that date, the Plum Creek Partnership and MeadWestvaco will amend the covenants and events of default to be consistent in all material respects to the covenants, events of default and other applicable provisions (excluding rate, maturity and prepayment terms) contained in our most recent publicly issued bonds and the related indenture. If the applicable interest rate on the installment note equals the Parties Agreed Rate at the closing of the acquisition and the holder of the installment note either (1) does not securitize or finance the installment note within 135 days of issuance or (2) securitizes the installment note within 135 days of issuance in the bond markets, then the applicable interest rate on the installment note will be modified to equal the Banker Agreed Rate.

The foregoing description of the Purchase Agreement and the installment note, the form of which is an exhibit to the Purchase Agreement, is a general description only, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated into this report by reference. The Purchase Agreement has been included to provide investors with information regarding the terms of the acquisition and is not intended to provide any factual information about Plum Creek or any of the Plum Creek Purchasers or the assets to be acquired from MeadWestvaco. The Purchase Agreement contains representations and warranties that the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contracts between the parties to the Purchase Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contracts. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information.

Section 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report on Form 8-K:

Exhibit No.	Description of Exhibits

2.1	Master Purchase and Sale Agreement, dated October 28, 2013, by and among MeadWestvaco Corporation, MWV Community Development and Land Management, LLC and MWV Community Development, Inc., as sellers, and Plum Creek Timberlands, L.P., Plum Creek Marketing, Inc., Plum Creek Land Company and Highland Mineral Resources, LLC, as purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUM CREEK TIMBER COMPANY, INC.

By:	/s/ David W. Lambert
David W. Lambert
Senior Vice President and Chief
Financial Officer

Dated: October 29, 2013

PLUM CREEK TIMBER COMPANY, INC.

Exhibit Index

Exhibit No.	Description of Exhibits

2.1	Master Purchase and Sale Agreement, dated October 28, 2013, by and among MeadWestvaco Corporation, MWV Community Development and Land Management, LLC and MWV Community Development, Inc., as sellers, and Plum Creek Timberlands, L.P., Plum Creek Marketing, Inc., Plum Creek Land Company and Highland Mineral Resources, LLC, as purchasers.